Exhibit 99.1
Luminar Obtains $200 Million Capital Commitment to Bolster Balance Sheet & Liquidity

ORLANDO, Fla. – May 21, 2025 – Luminar Technologies (NASDAQ: LAZR), a leading global automotive technology company, today announced it has entered into a definitive agreement with YA II PN, Ltd., an investment fund managed by Yorkville Advisors Global, and another accredited investor to issue up to $200 million of convertible preferred stock to the investors in registered direct offerings over an 18-month period.

“Today’s transaction provides us with additional financial flexibility and further strengthens our balance sheet,” said Tom Fennimore, Chief Financial Officer of Luminar. “We’ve made substantial progress in extending our liquidity runway with our restructuring efforts, and the additional capital available to us under this facility provides us with another tool to realize our long-term value.”

Under the terms of the agreement, Luminar will issue $35 million in stated value of convertible preferred stock to the investors at an initial closing, and may subsequently issue additional tranches of convertible preferred stock to the investors in amounts of up to $35 million not more than every 60 days (or 90 days if the prior tranche was more than $25 million), at a purchase price equal to 96% of the stated value of the convertible preferred stock. Issuances are subject to specified closing conditions, including certain conditions based on the trading price and volume of the company’s shares of common stock and the company’s continued compliance with the terms of the preferred stock. Luminar has no obligation to issue additional convertible preferred stock to the investors at any time after the initial closing. The proceeds from the initial $35 million issuance are expected to be used for general corporate purposes and debt retirement.

The terms, rights, obligations, and preferences of the convertible preferred stock, including voluntary conversion and redemption provisions, as well as beneficial ownership and voting restrictions and share cap limitations, will be set forth in a certificate of designations to be filed with the Delaware Secretary of State prior to the initial closing. The convertible preferred stock will be convertible, at the holder’s option at any time, subject to certain exceptions as will be set forth in the certificate of designations, into shares of the company’s Class A common stock. The convertible preferred stock will rank junior to the company’s existing first and second lien senior secured and any unsecured debt. Under the terms of the certificate of designations for the convertible preferred stock, the company will be subject to covenants substantially consistent with those in the company’s senior secured debt, among other provisions.

D. Boral Capital LLC is acting as the exclusive placement agent for the placement of the convertible preferred stock.

Additional details regarding the transaction will be made available in a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Luminar

Luminar is a global automotive technology company ushering in a new era of vehicle safety and autonomy. For the past decade, Luminar has built an advanced hardware and software/AI platform to enable its various partners, ranging from Volvo Cars and Mercedes-Benz to NVIDIA and Mobileye, to develop and deploy the world's most advanced passenger vehicles. Following the launch of the Volvo EX90 as the first global production vehicle to standardize its technology, Luminar is poised to lead the industry in enabling next-generation safety and autonomous capabilities for global production vehicles. For more information, please visit www.luminartech.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “aims,” “believe,” “may,” “will,” “estimate,” “set,” “continue,” “towards,” “anticipate,” “intend,” “expect,” “should,” “would,” “forward,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. The forward-looking statements include statements relating to the completion and timing of the initial closing of the offering of the convertible preferred stock. Forward-looking statements are based on expectations and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including but not limited to whether we will consummate the financing on the expected terms or at all, , which could differ or change based upon market conditions or for other reasons. More information on these risks and other potential factors that could affect the Company’s business is included in the Company’s periodic filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s reports on Form 10-K and Form 10-Q, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports filed with the SEC. The Company assumes no obligation to update any forward-looking statements, which speak only as of the date they are made.

Contacts:

Investor Relations:
Aileen (Smith) McAdams
Investors@luminartech.com

Media Relations:
Milin Mehta
Press@luminartech.com